Exhibit 99.1

Wayfair Appoints Anke Schäferkordt to Board of Directors
Former CEO of German Media Giant RTL Brings Extensive Expertise in Digital Media and International Markets to Online Home Furnishings Leader

BOSTON, Mass. – September 17, 2019 – Wayfair (NYSE:W), one of the world’s largest online destinations for the home, today announced the appointment of Anke Schäferkordt to its board of directors. Schäferkordt brings extensive experience in media and international markets to the Wayfair board drawing upon her long tenure as a visionary leader and chief executive for the Germany-based media powerhouse RTL Television and Media Group RTL.

“We are excited to welcome Anke to the board as we continue to rapidly scale our international operations and address the tremendous market opportunity ahead of us,” said Niraj Shah, CEO, co-founder and co-chairman, Wayfair.  “Anke joins us with an impressive track record of building strong, large and profitable businesses and we look forward to her insight and guidance as we continue to invest in our international brand and European operations and our market leadership position across North America.”

Over the course of her distinguished career, Schäferkordt served as the chief executive officer of RTL Television and Media Group RTL from 2005 to 2018 and as the co-chief executive officer of RTL Group S.A. from 2012 to 2017. During her tenure, she was instrumental in expanding the channel and digital portfolio, defending the company’s market leadership position and transforming the German business into the most profitable pillar of RTL Group and Bertelsmann. Through her visionary leadership, Schäferkordt steered the company on an impressive digital and international growth plan.

“I am delighted to join the Wayfair board and partner with Niraj and Steve and the rest of the team at such a pivotal point in the company’s expansion,” said Schäferkordt. “Wayfair is well-positioned for continued success as it drives customer experience to new heights and wins the hearts of customers across international markets.”

Schäferkordt served as a member of the executive board of Bertelsmann SE & Co. from 2012 to 2018. She also currently serves as a member of the supervisory board for BASF SE and as a member of the Serviceplan Group SE & Co. supervisory board. Schäferkordt is a graduate of Paderborn University with a degree in business administration.

Schäferkordt will fill the board seat formerly held by Romero Rodrigues who is stepping down from the nine-person board after five years of service.

About Wayfair
Wayfair believes everyone should live in a home they love. Through technology and innovation, Wayfair makes it possible for shoppers to quickly and easily find exactly what they want from a selection of more than 14 million items across home furnishings, décor, home improvement, housewares and more. Committed to delighting its customers every step of the way, Wayfair is reinventing the way people shop for their homes - from product discovery to final delivery.

The Wayfair family of sites includes:
●       Wayfair - Everything home for every budget.
●       Joss & Main - Stylish designs to discover daily.
●       AllModern - The best of modern, priced for real life.
●       Birch Lane - Classic home. Comfortable cost.
●           Perigold - The widest-ever selection of luxury home furnishings.
Wayfair generated $8 billion in net revenue for the twelve months ended June 30, 2019. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, the company employs more than 14,500 people.
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Media Relations Contact:
Jane Carpenter
PR@wayfair.com

Investor Relations Contact:
Jane Gelfand, 857-315-3270
IR@wayfair.com